   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1995

                                                       REGISTRATION NO. 33-92662


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO

                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             ICC TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


Delaware                                                  23-2368845
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                            Identification No.)



                        441 North 5th Street, Suite 102
                        Philadelphia, Pennsylvania 19123
                                 (215) 625-0700
                       (Address, including zip code, and
                        telephone number, including area
                        code, of registrant's principal
                               executive offices)

                           Richard P. Jaffe, Esquire
                              Mesirov Gelman Jaffe
                               Cramer & Jamieson
                         1735 Market Street, 38th Floor
                     Philadelphia, Pennsylvania 19103-7598
                                 (215) 994-1046
                           (Name, address, including
                        zip code, and telephone number,
                         including area code, of agent
                                  for service)


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.


       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                 --------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION - DATED AUGUST 17, 1995


PROSPECTUS
                                1,075,600 SHARES

                             ICC TECHNOLOGIES, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

       This Prospectus relates to the offer for sale of up to 1,075,600 shares of Common Stock, $.01 par value, (the "Common Stock" or "Shares") of ICC Technologies, Inc. (the "Company" or "ICC"), from time to time after the date hereof by certain stockholders and warrant holders ("Warrant Holders") of the Company (the Warrant Holders and such stockholders are collectively referred to as the "Selling Securityholders" and individually as a "Selling Securityholder"). Except as described below, the Company will not receive any portion of the proceeds from the sale of the Shares offered hereby. See "PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS."

       The Shares will be offered by the Selling Securityholders for resale by this Prospectus from time to time after the date hereof in one or more transactions in the over-the-counter market, in negotiated transactions, or private transactions, or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). Any broker-dealers that participate in the distribution of the Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "Act"). Each of the Selling Securityholders may also be deemed to be an underwriter as defined in the Act.

       The Company's Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, Inc., Automated Quotation System ("NASDAQ") Small Cap market listings under the symbol "ICGN." See "RISK FACTORS AND CERTAIN INVESTMENT CONSIDERATIONS." On July 7, 1995, the reported last sale price of the Common Stock, as reported by NASDAQ, was $15.375.

THE SECURITIES BEING SOLD HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THE COMPANY HAS EXPERIENCED LOSSES SINCE INCEPTION. SEE "RISK FACTORS
                   AND CERTAIN INVESTMENT CONSIDERATIONS."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR
                 HAS THE COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

       The expenses relating to the offering, which are estimated at approximately $263,411, will be borne by the Company.

               The Date of this Prospectus is _____________, 1995

             No one has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities by anyone in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Except where otherwise indicated, this Prospectus speaks as of its date and neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

             The Company's Common Stock trades in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System, 1735 K Street, N.W., Washington, D.C. 20006.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


             The Company hereby incorporates by reference into this Prospectus
(i) its Annual Report on Form 10-K for the year ended December 31, 1994, which incorporates by reference certain portions of its definitive Proxy Statement dated April 11, 1995 distributed to the Company's stockholders in connection with the annual meeting of stockholders held on June 1, 1995, (ii) its Quarterly Report on Form 10-Q for the Quarter ended March 31, 1995, (iii) its Quarterly Report on Form 10-Q/A for the Quarter ended March 31, 1995, (iv) its Quarterly Report on Form 10-Q/A2 for the Quarter ended March 31, 1995 (v) its Quarterly Report on Form 10-Q for the Quarter ended June 30, 1995,and (vi) the description of the Company's Common Stock, $.01 par value, which is included in the Company's registration statement on Form 10 dated September 15, 1985, filed by the Company on September 16, 1985 to register such securities under Section 12 of the Securities Exchange Act of 1934 (Commission File No. 0-13865).






                                      (2)

             All documents filed subsequent to the date of this Prospectus by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the oral or written request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates) of any and all information that has been incorporated by reference in this Prospectus. Written or telephone requests for such information should be directed to Manfred Hanuschek, Chief Financial Officer and Treasurer, ICC Technologies, Inc., 441 North 5th Street, Philadelphia, Pennsylvania 19123, telephone: (215)625-0700.



                               TABLE OF CONTENTS


Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2

Incorporation of Certain Information by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4

Risk Factors and Certain Investment Considerations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8

Plan of Distribution and Selling Securityholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        12

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15






                                      (3)

                                  THE COMPANY

                    ICC Technologies, Inc. (the "Company"), a Delaware corporation, was incorporated in May, 1984. Initially, the Company was in the business of selling to end-users energy produced principally by cogeneration equipment acquired by the Company by lease or purchase from third parties. Subsequently, the cogeneration equipment was utilized as part of a desiccant cooling system, in which waste heat generated by the cooling system was used for winter space heating and/or driving the desiccant cooling process, although the Company also continued to sell or lease cogeneration equipment for use with the air conditioning systems manufactured by others and to sell electrical energy generated by the system.

                    On February 7, 1994, the Company and Engelhard Corporation ("Engelhard"), through their respective subsidiaries, formed a Pennsylvania general partnership named "Engelhard /ICC" (the "Partnership"). In exchange for a 50% interest in the Partnership, the Company transferred to the Partnership substantially all of its assets, with the exception of cash and certain other assets not related to the desiccant air conditioning business, subject to certain liabilities. Engelhard, in exchange for a 50% interest in the Partnership, (a) contributed to the Partnership approximately $8,600,000,
(b) entered into a Supply Agreement pursuant to which it agreed to supply desiccants to the Partnership, (c) entered into a Technology License Agreement pursuant to which it and the Partnership licensed to each other certain technology rights, and (d) agreed to provide certain credit support to the Partnership in the amount of $3,000,000. In addition, Engelhard extinguished a $900,000 obligation due to it by the Company.

                    The Partnership was formed to engage in the business of designing, manufacturing and selling desiccant wheel components and desiccant air conditioners for the dehumidification cooling market, the industrial drying/dehumidification market and the air conditioning and microbe reduction market for health care facilities ("Partnership Business"). The desiccant air conditioning business conducted by the Company prior to the formation of the Partnership is now being conducted by the Partnership. As a result, the Company has become principally a holding company owning, through its wholly-owned subsidiary, a 50% interest in the Partnership. Although the Company is not permitted, under the partnership agreement for the Partnership, to engage directly or indirectly in any activities which would conflict with the Partnership Business as long as the Partnership is in effect, the Company is not precluded from engaging in other activities. The Company is no longer marketing cogeneration systems or energy contracts and its activity in the cogeneration business is confined to selling the small remaining inventory of spare parts from that business. Although the Company is exploring the possibility of pursuing other ventures, to date it has not entered into any agreements or commitments to engage in any other activities.

                    In connection with the formation of the Partnership, the Company granted to Engelhard an option to acquire 100% of the Company's interest in the Partnership at the rate of 25% of such interest per year starting in 1998, at a price equal to 95% of the fair market value of the Partnership as determined by an investment banking firm selected by the Company and Engelhard. The





                                      (4)

Partnership Agreement also provides that under certain circumstances such option can be accelerated. There can be no assurances that Engelhard will or will not exercise its option to purchase the Company's interest in the Partnership.

                    Until February 7, 1994 the Company was engaged in the business of designing, manufacturing and marketing environmentally beneficial and energy efficient desiccant cooling systems, in both a natural gas and an electric version, for climate control for commercial buildings. The Company's desiccant products were marketed to chain operators of supermarkets, department stores, and to manufacturers, schools, healthcare facilities, federal, state and local governments, and to users of all other types of air conditioning and dehumidification products. The Partnership has continued such business and markets its products to such potential users.

                    The Company believes that the desiccant cooling system it has developed and which the Partnership is now further developing, is an innovative and energy efficient technology for providing cooling and heating for commercial facilities which, in its natural gas version, does not employ the chemicals used in conventional air conditioning that cause damage to the stratospheric ozone layer and contribute to global warming.

                    Effective February 7, 1994, substantially all of the employees of the Company became employees of the Partnership. Such persons who are now employed by the Partnership have experience and expertise in manufacturing, engineering, energy economics, equipment service and installation, sales and marketing and finance. The Company employed 5 full-time persons and the Partnership employed 176 full-time persons as of December 31, 1994.

                    In April 1993, the Company began manufacturing certain of the parts used in its systems, and assembling all of its own systems, at a leased facility in Philadelphia, Pennsylvania. The Partnership is continuing operations at this leased facility. The leases for the manufacturing and office space occupied by, and certain other obligations of, ICC have been assumed by the Partnership. In December 1994, the Partnership acquired the real property and substantially all other manufacturing assets of an existing facility in Miami, Florida where the honeycomb structures that are the base material of the desiccant and thermal wheels (or "rotors") will be produced.

                     Purchased parts used in the manufacturing and assembling of the Partnership's products are generally available from numerous suppliers on a competitive basis. However, the Partnership has a requirements contract with Engelhard for Engelhard's patented desiccant material. The desiccant rotor currently used by the Partnership in its desiccant air conditioning system is produced at its Miami, Florida facility.


                    Since July 1, 1994, the Company has announced publicly through press releases E/ICC's ("E/ICC") development of new products and new applications, the acquisition of new customers and other developments. The following is a summary of such releases.






                                      (5)

                    The Company announced on July 7, 1994 an order for an E/ICC DESI/AIR unit to be utilized in a casting/molding application, which order amounted to approximately $70,000. On July 14, August 17 and November 2, 1994 the Company reported initial orders for 7 E/ICC's gas powered DESI/AIR units to new and existing supermarket chain customers for an aggregate of approximately $400,000. On August 2, 1994 the Company announced that E/ICC's desiccant air conditioning systems had performed favorably in four field tests and that based on inquiries received from prospective customers which were generated, in part, from the efforts of the natural gas industry associations, and E/ICC's own internal marketing estimates, E/ICC anticipated orders for up to 100 Desert Cool units by year end. However, although the performance of the Desert Cool units met E/ICC's expectations, the design of the Desert Cool units made it difficult to service and to maintain the units and also to manufacture the units in large quantities. As a result of these design problems, E/ICC slowed it marketing efforts. In late 1994, E/ICC redesigned the Desert Cool unit to correct the problems, and the marketing efforts resumed. However, during fiscal year ended December 31, 1994 total orders for Desert Cool units aggregated only 20, of which 16 were shipped. As of July 31, 1995, E/ICC had shipped a total of 28 units and had firm orders for an additional 21 desert cool units. On November 10, 1994, the Company reported a summary of certain sales of Desert Cool units made by E/ICC during the summer of 1994 as reported at an analysts conference and referred to the sale of 19 units (approximately $600,000) over the summer of 1994. On January 18, 1995, the Company announced the introduction of E/ICC's new electric unit called Desert Breeze which was exhibited at the 1995 American Society of Heating, Refrigeration and Air Conditioning Engineers Show held in Chicago on January 30, 1995. At that time, E/ICC's management believed that the Desert Breeze could set a new standard for the industry because the Desert Breeze is able to utilize waste heat from the unit's cooling cycle to dry the air and make the cycle more efficient.



                    To increase its capacity to meet potential market demand and to enable E/ICC to produce lower cost substrates for its systems, in December, 1994 E/ICC acquired the assets of a manufacturing facility from Ciba Geigy in Miami, Florida.



                    On January 25, 1995 the Company announced the order for E/ICC's new product, the DESI/AIR 20,000 for approximately $109,000. This was the DESI/AIR's first petro-chemical application. On May 16, 1995, the Company announced foreign orders for 13 Desert Breeze and Desert Cool units for an aggregate of $260,000. On June 1, 1995, the Company announced foreign orders for 8 Desert Breeze units, 2 Desert Cool units in Japan, 7 DESI/AIR units to Samsung and certain components to an Israeli company for total revenue of approximately $400,000. On July 21, 1995 the Company announced an order for certain components to Samsung related to a ship building application for approximately $40,000.



                    In addition, although the revenues from the sale of units only for the 12 months ended June 30, 1995 which included the orders for units reported above, aggregated approximately $2.4 million, the gross margin
                                                       ----------------
relating to unit sales was not significant.  Moreover, all of the sales were
------------------------------------------
made by E/ICC pursuant to purchase orders. Although E/ICC is discussing additional sales of units to






                                      (6)
these entities, E/ICC does not have any firm commitments relating to additional sales of its units to such entities. Moreover, there is no assurance that any additional sales will be made to such entities.


                    The executive offices of the Company and the Partnership are based at the same location, 441 North 5th Street, Suite 102, Philadelphia, Pennsylvania 19123. The Company's telephone number is (215) 625-0700.





                                      (7)

               RISK FACTORS AND CERTAIN INVESTMENT CONSIDERATIONS

                    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN EVALUATING A PURCHASE OF SHARES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION SET FORTH ELSEWHERE IN, AND INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS.

                    HISTORY OF LOSSES. The Company has suffered continued and recurring losses since its inception, accumulating to approximately $28 million through March 31, 1995, including the Company's reported share of losses sustained by the Partnership through that date. While the Company believes that the business strategy adopted by the Company as a holding company with a 50% general partner interest in the Partnership has potential for profits and returns on investments in the future, there can be no assurance that the Partnership or the Company will reach profitability in the near future, if ever.

                    WORKING CAPITAL NEEDS AND NEED FOR FINANCING. Sales of the Company's small remaining inventory of cogeneration equipment spare parts does not and will not provide sufficient revenues to fund the Company's working capital requirements, and the Company has no other source of revenues from operations. Consequently, the Company will be required to raise additional capital by selling equity in the Company or incurring debt. The Company historically has obtained its financing needs mainly through the sale of Company securities. There can be no assurance that any transactions to obtain such capital would be consummated or that such additional capital, if obtained, would be on a timely basis. Further, additional sales of equity in the Company pose the risk of significant dilution to existing stockholders.

                    This Registration Statement includes the resale of shares of Common Stock issuable upon the exercise of Warrants. If all of such Warrants are exercised in full, the Company will receive the gross proceeds from such exercise, in the amount of $4,558,750. There can be no assurance that any or all of the Warrants will be exercised.

                    GOING CONCERN CONSIDERATIONS. The Company's financial statements for the years ended December 31, 1992, 1993 and 1994 were prepared on the assumption that the Company will continue as a going concern. The Company's financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern would be dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required and to attain profitable operations and a positive cash flow. There is no assurance that sufficient funding would be available when needed or that the Company would be able to achieve a profitable level of operations and a positive cash flow. The report of the Company's independent accountants on the Company's financial statements as at, and





                                      (8)
for the fiscal year ended, December 31, 1994 include an explanatory paragraph which refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern. The report of the Partnership's independent accountants on the Partnership's financial statements as at December 31, 1994 and for the period February 7, 1994 (date of formation) to December 31, 1994 includes an explanatory paragraph which refers to conditions that also raise substantial doubt about the Partnership's ability to continue as a going concern.

                    NO CASH DIVIDENDS. The Company has not declared any cash dividends and does not expect to declare any cash dividends in the foreseeable future. Payment of future dividends will rest within the discretion of the Board of Directors and will depend, among other things, on the Company's earnings, capital requirements and financial condition. No assurance can be given that the Company's results of operations or its interest in the Partnership will ever permit the payment of cash dividends. In addition, under the terms of certain of the Company's debt instruments, the Company is prohibited from paying or declaring any dividends, and under the provisions of the Company's series of Preferred Stock all accrued dividends must be paid on Preferred Stock prior to the payment of any dividends on Common Stock. As of March 31, 1995, the accrued dividends on the Preferred Stock aggregated approximately $909,000.

                    MARKET ACCEPTANCE OF THE COMPANY'S PRODUCTS. Since February 7, 1994, the Partnership has been engaged principally in manufacturing and installing a limited number of desiccant cooling systems and developing additional systems. While the Company believes there is a significant number of potential buyers for the Partnership's products, the sales and new orders for 50 units received in the fiscal year ended December 31, 1994 were less than expected by management during such period. There can be no assurance that sufficient market acceptance can be attained or that the Partnership's products can be sold at the prices anticipated.

                    PARTNERSHIP BUY-OUT OPTION. In connection with the formation of the Partnership, the Company granted to Engelhard an option to acquire 100% of the Company's interest in the Partnership at the rate of 25% of such interest per year starting in 1998, at a price equal to 95% of the fair market value of the Partnership as determined by an investment banking firm selected by the Company and Engelhard. The Partnership Agreement provides that under certain circumstances the Engelhard option can be accelerated. There can be no assurances that Engelhard will or will not exercise its option to purchase the Company's interest in the Partnership or the amount payable to the Company upon such exercise.

                    PARTNERSHIP HISTORY OF LOSSES. The Partnership has incurred since its formation on February 7, 1994, losses totalling approximately $7,624,810 through March 31, 1995, of which the Company's 50% share has been reflected in the Company's reported loss. While the Company believes that the business strategy adopted by the Partnership has potential for profits there can be no assurance that the Partnership will reach profitability in the near future, if ever.





                                      (9)

                    PARTNERSHIP'S WORKING CAPITAL NEEDS. The Partnership does not have sufficient sales to provide the capital from internal sources required to fund operations. Consequently, the Partnership will be required to raise additional capital through the Company and Engelhard. There can be no assurance that such capital can be raised by the Partnership or that the Company or Engelhard would be willing or able to provide it.

                    DEPENDENCE UPON A SINGLE PRODUCT. At the present time the Partnership is dependent upon a single product, its desiccant-based cooling systems. However, the Partnership has recently begun to offer a broader range of products based upon its desiccant technology and included in a single package together with traditional DX (direct expansion) cooling supplemental equipment. In addition, the Partnership is actively pursuing other new products and applications for the industrial and residential markets, as well as for commercial customers, including its next generation of desiccant cooling products. While the Company would be permitted to engage in any other activity which would not conflict with the Partnership Business or compete with the Partnership in the Partnership Business, the Company does not have any plans to engage in, and has not entered into any agreement or commitment to engage in, any other activities. There can be no assurance that the Company will be able to, or that the Partnership would be able to, develop or successfully market any new products.

                    UNCERTAINTIES RELATED TO MANUFACTURING AND UNIT COSTS. In the past, the Company relied on contract manufacturers for the fabrication of the Company's products and had, until April, 1993, fabricated only a limited number of systems. In April 1993, the Company, and in February 1994 the Partnership, commenced assembling and manufacturing its own products in a leased facility located in Philadelphia, Pennsylvania and in December 1994 the Partnership commenced producing honeycomb structures for its desiccant and thermal rotors at its newly-acquired facility in Miami, Florida. The Company anticipates that for the foreseeable future the Partnership will be able to manufacture all of the Partnership's products at such facilities and that by doing so will be able to reduce costs and delays. However, no assurance can be given in that regard. Further, if conditions warrant, the Company believes the Partnership could utilize contract manufacturers in the future. While the Company believes that there are numerous contract manufacturing facilities capable of fabricating the Partnership's products at costs acceptable to the Partnership, there can be no assurance that the Partnership would not experience delays or cost overruns in producing and delivering systems to customers, or that contract manufacturers would not require substantial cash deposits to secure purchase orders because of the Partnership's financial condition.

                    UNCERTAINTIES RELATED TO PRODUCT PERFORMANCE. The Company and the Partnership have installed only a limited number of desiccant cooling systems. While the Company believes that product performance to date has been commercially acceptable and is a reliable basis for estimating future performance, there can be no assurance that the performance of the Partnership's products in the future will meet expectations related to efficiency, reliability or durability.

                    COMPETITION. There are a number of other firms in the heating, ventilation and air conditioning equipment industry that have significantly more resources and experience in the marketing





                                      (10)
and development of new products than does the Partnership. While the Company believes that the Partnership has established proprietary product technology and limited market acceptance for the types of products sold by the Partnership, there can be no assurance that other firms will not develop competing products that have advantages over the Partnership's products in either price or performance.

                    SHARES ELIGIBLE FOR FUTURE SALES. There are 889,765 shares of Company Common Stock presently outstanding which are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, substantially all of which may be sold at any time, subject to the restrictions of Rule 144. In addition, the Company has stock option plans under which the Company has granted outstanding options for 3,293,218 shares and under which it may hereafter grant to employees and directors options to purchase up to an additional 2,110,942 shares of Common Stock, which underlying shares are covered by effective registration statements, and has outstanding warrants to purchase 1,705,000 shares. Possible or actual sales made under Rule 144, or pursuant to registration, or pursuant to other exemptions from registration under the Securities Act of 1933, may have a depressive effect upon the market price of the Company's Common Stock. None of the above-referenced shares of the Company's Common Stock are subject to any "lock-up" agreements.

                    CONTROL BY BOARD OF DIRECTORS. As of July 7, 1995, all officers and directors of the Company as a group owned beneficially shares of the outstanding Common Stock, Convertible Preferred Stock and presently exercisable options and warrants having voting power (assuming exercise of the options and warrants) equivalent to 6,076,235 shares or 33.9% of the outstanding Common Stock. Of this amount, Irwin L. Gross, Chairman of the Board, President and Chief Executive Officer of the Company, has voting power equivalent to 2,685,421 shares of Common Stock, or approximately 17.8% of the total voting power of the Company's outstanding equity securities. In his capacity as Chairman of the Board, Mr. Gross is also the Voting Trustee of a Voting Trust Agreement pursuant to which the Board of Directors have the power to determine how 310,000 shares of Common Stock controlled under the trust, which comprise more than 2.4% of the outstanding voting power of the Company for the election of directors, are to be voted in, among other things, elections to the Board of Directors. Consequently, Mr. Gross and the Board of Directors can and will be able to continue to exercise significant influence over the Company and its affairs.

                    MARKET FOR THE COMPANY'S SECURITIES. As of the date of this Prospectus, the Company's Common Stock is listed on the NASDAQ Small Cap Market. However, the Company has failed to meet NASDAQ listing requirements at various times in the past. The Company intends to continue to meet NASDAQ listing requirements by raising additional capital and from any profits which may be generated by the Partnership in the future, but there can be no assurance that the Company will be able to raise additional capital or that the Partnership will become and remain profitable. In the event that the Company is unable to maintain its NASDAQ listing, there would be no established trading market for the Company's securities.





                                      (11)

                            PLAN OF DISTRIBUTION AND
                            SELLING SECURITYHOLDERS


                    The following table sets forth as of July 11, 1995 (a) the name of each Selling Securityholder, (b) the nature of any position, office or other material relationship which the Selling Securityholder has had within the past three years with the Company, (c) the number of Shares beneficially owned prior to the offering, (d) the number of Shares to be offered for the Selling Securityholder's account, (e) the number of Shares to be beneficially owned by the Selling Securityholder after completion of the offering, and (f) the percentage of Common Stock to be beneficially owned by the Selling Securityholder after completion of the offering.


                                                                                           Percentage
Name of                                      Number of                     Number          of Common
Selling                       Relation-      Shares Owned   Number of      of Shares       Stock
Security-                     ship to        Prior to       Shares         Owned After     Owned After
holder                        Company        Offering       Offered        Offering        Offering (9)
---------                     ---------      --------       -------        --------        ------------
Strategic                                     40,000(1)      40,000          -0-               -0-
Growth
International Inc.

Mabon                                        100,000(2)     100,000          -0-               -0-
Securities
Corp.

Broad                                        375,000(3)     375,000          -0-               -0-
Capital
Corporation

Mark Hauser                   Director       265,000(4)      50,000        215,000            1.3

Reuben F.
Richards, Jr.                                125,000(5)     125,000          -0-               -0-

Huberfeld-                                   300,000(6)     300,000          -0-               -0-
Bodner
Family
Foundation, Inc.





                                      (12)

                                                                                           Percentage
Name of                                      Number of                     Number          of Common
Selling                       Relation-      Shares Owned   Number of      of Shares       Stock
Security-                     ship to        Prior to       Shares         Owned After     Owned After
holder                        Company        Offering       Offered        Offering        Offering (9)
---------                     ---------      --------       -------        --------        ------------
Stephan R.
Levy                                         15,000(7)      15,000           -0-              -0-

Helene Felder                                18,000(7)      18,000           -0-              -0-

Chester and.
Sylvia Shure                                 15,600(7)      15,600           -0-              -0-

William P. and
JoAnn S. Reiland                             17,000(7)      17,000           -0-              -0-

Wall Street
Consultants, Inc.                            20,000(8)      20,000           -0-              -0-

-------------------

(1)            Consists of warrants currently exercisable at $2.25 per share.
               The warrants were issued pursuant to a Settlement Agreement dated November 18, 1994 by and between the Company and Strategic Growth International, Inc.

(2)            Consists of warrants currently exercisable at $3.00 per share.
               The warrants were issued pursuant to an Engagement Agreement dated July 20, 1992 by and between the Company and Mabon Securities Corp.

(3) Effective as of March 16, 1995, pursuant to resolutions adopted by the Board of Directors of the Company on March 16, 1995, the Company entered into an engagement agreement with Broad Capital Corporation ("Broad") for the provision of financial services. Pursuant to the engagement agreement, effective on March 31, 1995, the Company issued two warrants to Broad for an aggregate of 375,000 shares of Common Stock of the Company. One warrant is in the denomination of 250,000 shares and the other in the denomination of 125,000 shares. The warrants are exercisable at any time after March 31, 1995 and before 6:00 p.m. Philadelphia time on the earlier of March 31, 1998 or the date which is nine months after the effective date of a registration statement under the Securities Act of 1933 which includes the Warrant Shares; provided, however, that the warrant for 250,000 shares is not exercisable unless, and only in the proportion that, that certain Collateral Promissory Note of the Huberfeld-Bodner Family Foundation, Inc. (the "Foundation") to the Company, in the amount of $2,200,000 and dated March 31, 1995, is paid.





                                      (13)

(4) Consists of options and warrants of which warrants to purchase 100,000 shares are exercisable at $4.75 per share and warrants to purchase 25,000 shares are exercisable at $3.25 per share, all of which were issued pursuant to an engagement letter dated October 25, 1993 by and between the Company and Hauser, Richards & Company. An option to acquire 50,000 shares exercisable at $8.125 was granted to Mr. Hauser pursuant to the Company's Equity Plan for Directors. Warrants to purchase 90,000 shares exercisable at $3.56 per share were issued directly to Mr. Hauser for financial advisory services.

(5) Consists of warrants of which warrants to purchase 100,000 shares are exercisable at $4.75 per share and warrants to purchase 25,000 shares are exercisable at $3.25 per share, all of which were issued pursuant to an engagement letter dated October 25, 1993 by and between the Company and Hauser, Richards & Company.

(6) Effective as of March 31, 1995, the Company sold 300,000 shares of its Common Stock to the Foundation at a price of $11.00 per share, of which $1,100,000 was paid in cash and the balance of $2,200,000 is evidenced by a Collateral Promissory Note (the "Note"). The Note is not interest bearing and is payable on the earlier of one year from its date or 45 days after the date on which a Registration Statement covering the 300,000 shares has become effective. The Note is secured by the pledge of 200,000 shares of the Common Stock purchased in the transaction and an executed stock power with respect to such shares.

(7) Such Shares were acquired by the Selling Securityholders from the Company at a purchase price of $1.50 per share pursuant to the Company's private placements of Common Stock in March and April of 1993.

(8) Such Shares were granted to the Selling Securityholder by the Company in consideration for financial public relations services performed during calendar year 1993.

(9) Assumes that all shares covered by this Prospectus are sold in the offering.

               The Shares will be offered by the Selling Securityholders for resale by this Prospectus from time to time after the date hereof in one or more transactions in the over-the-counter market, in negotiated transactions, or private transactions, or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions).





                                      (14)

                                USE OF PROCEEDS

               The Company will not receive any portion of the proceeds of the resale of the Shares by the Selling Securityholders. The gross proceeds to the Company from the issuance of Shares upon the exercise of the Warrants, assuming the exercise in full of the Warrants, will be $4,558,750. The expenses related to the offering and exercise of the warrants are estimated to amount to $263,411. None of the Warrant Holders has exercised his or her Warrants and, therefore, no proceeds have been received as of the date hereof. There can be no assurance that the Warrants will be exercised in full.

               Upon the exercise of such Warrants, all of the net proceeds of the issuance of the Shares will be used for general working capital purposes. Pending expenditure, the Company will invest the net proceeds in short-term, interest-bearing securities.



                                 LEGAL MATTERS

               The validity of the Shares will be passed upon for the Company by Mesirov Gelman Jaffe Cramer & Jamieson, Philadelphia, Pennsylvania 19103-7598.


                                    EXPERTS


               The consolidated balance sheets as of December 31, 1994 and December 31, 1993 and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows of the Company for each of the three years in the period ended December 31, 1994, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph which refers to conditions that raise substantial doubt about the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., Independent Accountants, given on the authority of that firm as experts in accounting and auditing.

               The balance sheet as of December 31, 1994 and the statement of operations, changes in partners' capital and cash flows for the period February 7, 1994 (date of formation) to December 31, 1994, of the Partnership, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph which refers to conditions that raise substantial doubt about the Partnership's ability to continue as a going concern, of Coopers & Lybrand L.L.P., Independent Accountants, given on the authority of that firm as experts in accounting and auditing.





                                      (15)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                    SEC registration fee                    $  5,161
                                                            ------------
                    Legal fees and expenses                   14,000    *
                                                            ------------
                    Accounting fees and expenses               5,000    *
                                                            ------------
                    Blue sky fees and expenses                 2,000    *
                                                            ------------
                    Placement Fee                            236,250
                                                            ------------
                    Miscellaneous                              1,000    *
                                                            ------------
                    TOTAL                                   $263,411    *
                                                            ============

---------------
*Estimated.

---------------

ITEM  15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    The Company's Certificate of Incorporation contains a provision which limits the personal liability of directors to the Company or the stockholders for monetary damages for breach of fiduciary duty. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for a breach of fiduciary duty as a director except for liabilities (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit.

                    The Company's Certificate of Incorporation also provides that the Company will indemnify and pay legal expenses and damages incurred by officers and directors in any legal action arising from their actions as agents of the Company as long as the officer or director had acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

                    Nothing in these provisions eliminates a director's fiduciary duty to act with care, nor do they preclude a stockholder from pursuing injunctive or other equitable remedies.

ITEM 16.  EXHIBITS

Exhibit No.
-----------
 5*           Opinion of Mesirov Gelman Jaffe Cramer & Jamieson.

24.1*         Consent of Mesirov Gelman Jaffe Cramer & Jamieson is included in their opinion filed as Exhibit 5 hereto.

24.2          Consent of Coopers & Lybrand, L.L.P. Independent Accountants.

25*           Power of attorney (set forth on the signature page hereto).

----------------------
      * Previously filed

ITEM 17.  UNDERTAKINGS

                    (a)       The undersigned Registrant hereby undertakes:

                              (1)   To file, during any period in which offers
or sales are being made, a post-effective amendment to this registration statement:

                                    (i)     To include any prospectus required
                              by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                                    (ii)    To reflect in the prospectus any
                              facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                                    (iii)   To include any material information
                              with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

                    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                              (2)   That, for the purpose of determining any
liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              (3)   To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on August 17, 1995.


                           ICC TECHNOLOGIES, INC.



                           By:/s/ Irwin L. Gross
                              -------------------------------------------
                                  Irwin L. Gross,
                                  Chairman of the Board and President




            Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                              Title                                           Date
---------                                              -----                                           ----
/s/ Irwin L. Gross                                     Chairman of the Board                    August 17, 1995
-------------------------------------                        and President
Irwin L. Gross                                         (Principal Executive
                                                       Officer)



/s/ William A. Wilson                                  Vice Chairman of the                     August 17, 1995
------------------------------------                   Board and Director
William A. Wilson


/s/ Manfred Hanuschek                                  Chief Financial                          August 17, 1995
-----------------------------------                    Officer and Treasurer
Manfred Hanuschek                                      (Principal Financial and
                                                       Accounting Officer)




                      (Signatures continued on next page)

/s/ Albert Resnick                                           Director                           August 17, 1995
------------------------------------
Albert Resnick



/s/ Albert Resnick                                           Director                           August 17, 1995
------------------------------------
Stephen Schachman,
by his attorney-in-fact,
Albert Resnick



/s/ Albert Resnick                                           Director                           August 17, 1995
------------------------------------
Andrew Shapiro,
by his attorney-in-fact,
Albert Resnick



/s/ Albert Resnick                                           Director                           August 17, 1995
-----------------------------------
Mark S. Hauser,
by his attorney-in-fact,
Albert Resnick

                                 EXHIBIT INDEX


Exhibit
Number                                                                                        Page
-------                                                                                       ----
 5*              Opinion of Mesirov Gelman Jaffe Cramer & Jamieson.

24.1* Consent of Mesirov Gelman Jaffe Cramer & Jamieson is included in their opinion filed as Exhibit 5 hereto.

24.2             Consent of Coopers & Lybrand L.L.P., Independent Accountants.

25*              Power of attorney (set forth on the signature page hereto).

-----------------------------------

*Previously filed